COCA-COLA ENTERPRISES INC.	EXHIBIT 99

CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

Coca-Cola Enterprises Delivers
First-Quarter 2003 Volume Growth of 2 Percent;
Management Affirms Full-Year 2003 Financial Outlook

ATLANTA, April 2, 2003 -- Coca-Cola Enterprises will report today at a meeting with analysts and investors that first-quarter 2003 volume increased approximately 2 1/2 percent versus comparable prior year results. This increase was comprised of growth in North America of approximately 1 1/2  percent and European growth of approximately 5 1/2 percent.

Chief Financial Officer Patrick J. Mannelly and North American Group President David Van Houten, Jr. also will affirm the Company's full-year target for diluted earnings per common share of $1.15 to $1.22 in their presentation at the CSFB Global Beverages and Tobacco Conference.

"We are pleased with the improved balance of North American pricing and volume growth we achieved, despite a difficult first quarter operating environment," said Mr. Van Houten. "We remain encouraged that we will accelerate the pace of this improvement in the months ahead as we work to achieve our full-year financial targets."

The presentation will be webcast live at 2:35 p.m. (ET) through the Company's Web site at www.cokecce.com. Coca-Cola Enterprises will release first quarter 2003 results on Wednesday, April 23, 2003.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 73 of the Company's 2002 Annual Report.

# # #